                                                                    Exhibit 10.5





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                            STOCKHOLDERS AGREEMENT

                                 by and among

                  FRONTLINE CAPITAL GROUP (formerly known as

                      RECKSON SERVICE INDUSTRIES, INC.),

                           HQ GLOBAL HOLDINGS, INC.,

                                      and

                        CARRAMERICA REALTY CORPORATION

                                  Dated as of

                                 June 1, 2000

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


                                        TABLE OF CONTENTS

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                                                                                                      Page
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
1.        DEFINITIONS...............................................................................     1

2.        BOARD OF DIRECTORS OF THE COMPANY.........................................................     3
          2.1.     Number of Directors..............................................................     3
          2.2.     Holder Nominees..................................................................     4
          2.3.     Independent Directors............................................................     5
          2.4.     Termination......................................................................     5

3.       INFORMATION RIGHTS.........................................................................     6
         3.1.      Information Rights of All Holders................................................     6
         3.2.      Information Rights of 10% Holders................................................     6
         3.3.      Confidentiality..................................................................     7
         3.4.      Termination......................................................................     7

4.       LIMITATIONS ON CORPORATE ACTIONS...........................................................     7
          4.1.     REIT Restrictions................................................................     7
          4.2.     No Acquisition of Common Stock from RSI or its Affiliates........................    13
          4.3.     No Contravening Agreement........................................................    13
          4.4.     Termination......................................................................    13

5.       PARTICIPATION RIGHTS.......................................................................    14
          5.1.     Right to Participate.............................................................    14
          5.2.     Notice...........................................................................    14
          5.3.     Abandonment of Sale or Issuance..................................................    15
          5.4.     Terms of Sale....................................................................    15
          5.5.     Timing of Sale...................................................................    15
          5.6.     Termination of Participation Right...............................................    16

6.       TAG-ALONG RIGHTS...........................................................................    17
          6.1.     Rights and Notice................................................................    17
          6.2.     Abandonment of Sale..............................................................    18
          6.3.     Timing of Sale...................................................................    18
          6.4.     Termination of Tag-Along Right...................................................    18

7.       PUT RIGHTS.................................................................................    18
          7.1.     2000 Put Right...................................................................    18
          7.2.     2001 Put Right...................................................................    19
          7.3.     2002 Put Right...................................................................    20
          7.4.     Procedures to Determine Fair Market Value........................................    22
          7.5.     Indemnification of Designated Holder.............................................    23

8.        TRANSFER RESTRICTIONS..........................................................................    23
          8.1.     RSI Right of First Offer..............................................................    23
          8.2.     Holder Right of First Offer...........................................................    24
          8.3.     No Obligation to Purchase.............................................................    25
          8.4.     Termination of the Rights of First Offer..............................................    26
          8.5.     IPO Lock-Up...........................................................................    26

9.        LEASE GUARANTEE INDEMNIFICATION................................................................    26

10.       PURCHASE RIGHT AGREEMENT ANTI-DILUTION PROTECTION..............................................    27

11.       MISCELLANEOUS..................................................................................    27
          11.1.    RSI Assurance.........................................................................    27
          11.2.    Assignment............................................................................    27
          11.3.    Entire Agreement; Amendment...........................................................    27
          11.4.    Waiver................................................................................    28
          11.5.    Limitation on Benefit.................................................................    28
          11.6.    Binding Effect........................................................................    28
          11.7.    Governing Law.........................................................................    28
          11.8.    Notices...............................................................................    28
          11.9.    Headings..............................................................................    30
          11.10.   Execution in Counterparts.............................................................    30
          11.11.   Interpretation; Absence of Presumption................................................    31
          11.12.   Severability..........................................................................    31
          11.13.   Specific Performance..................................................................    31
          11.14.   Consent to Jurisdiction...............................................................    31
          11.15.   Litigation Costs......................................................................    32

EXHIBIT A

                            STOCKHOLDERS AGREEMENT

          THIS STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of June 1, 2000, is made by and among FrontLine Capital Group (formerly known as Reckson Service Industries, Inc.) ("RSI"), HQ Global Holdings, Inc. (the "Company") and CarrAmerica Realty Corporation ("CarrAmerica" or the "Designated Holder").

          WHEREAS, RSI, CarrAmerica and certain other parties have entered into that certain Stock Purchase Agreement dated as of January 20, 2000, as amended pursuant to which RSI is acquiring on the date hereof certain shares of common stock of HQ Global Workplaces, Inc. ("HQ Global") owned by CarrAmerica and such other parties (the "Transaction");

          WHEREAS, the parties believe it is in their best interests to enter into this Agreement and provide for certain rights and restrictions with respect to the continuing investment by RSI and each Holder (as hereafter defined) in the Company and the corporate governance of the Company; and

          WHEREAS, it is a condition precedent to the completion of the Transaction that the parties enter into this Agreement.

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   DEFINITIONS

          As used in this Agreement, certain capitalized terms not otherwise defined herein shall have the following respective meanings:

          "10% Holder" shall mean any Holder hereunder who, together with any Affiliates, holds more than ten percent (10%) of the total number of issued and outstanding shares of Common Stock of the Company.

          "Affiliate" shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any officer, director, general partner, managing member or trustee of such Person or any Person referred to in clause (i) above. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Board" shall mean the board of directors of the Company.

          "Code" shall mean the Internal Revenue Code of 1986, as amended (including for this purpose the amendments made to Section 856(c)(4)(B)(iii) of the Code by Pub. L. No. 106-170, The Ticket to Work and Work Incentives Improvement Act of 1999, 113 Stat. 1860 (the "RMA")), and any successor thereto, including all of the rules and regulations promulgated thereunder.

          "Common Stock" shall mean any common stock of the Company, including, without limitation, the Voting Common Stock and the Nonvoting Common Stock.

          "Director" shall mean a member of the Board.

          "Government Authority" shall mean any government or state (or any subdivision thereof) of or in the United States or any foreign nation, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

          "Holder" shall mean CarrAmerica and any stockholder of the Company that becomes a party to this agreement after the date hereof in accordance with the terms herein.

          "Immediate Family Member" shall mean, with respect to any natural Person, (i) such natural Person's spouse, parents, descendants, nephews, nieces, brothers and sisters, and (ii) any trust established by such Person or any of the persons listed in clause (i) above, the sole beneficiaries of which are such Person or any of the persons listed in clause (i) above.

          "Independent Director" shall mean any Director who (i) is not an officer or employee of the Company, (ii) is not an officer, employee or director of RSI, (iii) does not have a material financial interest in or relationship with RSI (it being agreed that for purposes of this definition, any Director who owns less than five percent (5%) of the issued and outstanding RSI common stock shall be deemed not to have a material financial interest in or relationship with RSI by virtue of such stock ownership), and (iv) is not an Affiliate or an Immediate Family Member of any Person covered by clauses (i), (ii) or (iii) above.

          "IPO" shall mean one or more sales of Common Stock by the Company pursuant to one or more registration statements effective under the Securities Act of 1933, as amended (the "1933 Act") that results in (i) gross proceeds to the Company of not less than $150,000,000 and (ii) the listing for trading on either the NASDAQ Stock Market or a national securities exchange of all shares of Voting Common Stock of the Company.

          "Majority Consent of the Holders" shall mean the approval of Holders owning at least a majority of all of the issued shares of Voting Common Stock owned by the Holders at such time.

          "Nonvoting Common Stock" shall mean the Nonvoting Common Stock, par value $.01 per share, of the Company.

          "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Government Authority.

          "Pereferred Stockholders Agreement" shall mean the Stockholders Agreement by and among FrontLine Capital Group, HQ Global Holdings, Inc. and certain holders of Series A Preferred Stock of HQ Global Holdings, Inc. named therein, dated as of the date hereof.

          "SEC" shall mean the Securities and Exchange Commission.

          "RSI Board" shall mean the board of directors of RSI.

          "transfer" means a sale, gift, assignment, exchange or other disposition (including a voluntary or involuntary disposition under judicial order, legal process, execution, attachment or enforcement of an encumbrance) or any other transfer of beneficial interest of shares of Common Stock. A "transfer" shall not include (i) in the case of an individual, a transfer to an Immediate Family Member, (ii) in the case of a partnership, a transfer by the partnership to an Affiliate or to its partners in connection with a dissolution of the partnership, (iii) in the case of a corporation, a transfer by the corporation to an Affiliate or to its stockholders in connection with the dissolution of the corporation, (iv) in the case of a limited liability company, a transfer by the limited liability company to an Affiliate or to its members in connection with the dissolution of the limited liability company, or (v) in the case of any entity referred to in clause (ii), (iii) or (iv) above, any transfer of an interest in the securities of such entity or any other indirect transfer that may occur as a result of either a consolidation, merger or other business combination involving such entity or a sale, lease, exchange or other transfer of all or substantially all of the assets of such entity, or (vi) in the case of CarrAmerica, a transfer to an entity in which it owns at least 90% of the economic interests of such entity; provided, that a transferee under (i) -(vi)
                                   --------
above agrees in writing to be bound by all of the terms of this Agreement by executing and delivering to the Company a counterpart signature page to this Agreement.

          "U.S. Stock Purchase Agreement" shall mean the Stock Purchase Agreement between CarrAmerica, RSI and certain other parties dated as of January 20, 2000, as amended.

          "Voting Common Stock" shall mean the Voting Common Stock, par value $.01 per share, of the Company.

2.   BOARD OF DIRECTORS OF THE COMPANY

     2.1. Number of Directors

          From and after the date hereof, the Board shall consist of thirteen
(13) Directors. The number of Directors may not be decreased unless such decrease is approved by a Majority Consent of the Holders.

     2.2. Holder Nominees

          (a)  Nomination of Directors. At each annual or special meeting of
               -----------------------
stockholders of the Company at, or the taking of action by written consent of stockholders of the Company with respect to, which any Directors are to be elected, each Holder (a "Nominating Holder") shall have the right (but not the obligation) to nominate for election to the Board that number of Directors which represents the same proportion of the total number of Directors as is represented by the number of shares of Voting Common Stock which such Holder then owns, as of the applicable record date for such meeting or consent (or, in the case of the first annual meeting of stockholders of the Company following the Closing, if the record date for such annual meeting is prior to the date of the Closing, then as of the date of the Closing), relative to the number of shares of Voting Common Stock outstanding as of such date (such Directors, "Holder Nominees"). Notwithstanding the foregoing, if a Holder shall make an equity investment, through a joint venture or otherwise, in Regus Business Corp., Servcorp or a company that, at the time such investment is made, is a significant regional competitor of the Company in the executive suites business, such Holder's right under this Section 2.2(a) shall terminate. In computing the number of Holder Nominees, any fraction shall be rounded down to the nearest whole number (and, if such fraction shall be less than one, then such Holder shall have no right to nominate any Director for election). If Directors are placed into two or more classes pursuant to the Company's certificate of incorporation, the Holder Nominees shall be placed in as many different classes as possible.

          (b)  Qualification of Holder Nominees. No Nominating Holder shall name
               --------------------------------
any person as a Holder Nominee if (i) such person is not reasonably experienced in business or financial matters, (ii) such person has been convicted of, or has pled nolo contendere to, a felony, (iii) the election of such person would
     ---- ----------
violate any applicable law, (iv) any event described in Item 401(f) of Regulation S-K promulgated under the 1933 Act has occurred with respect to such person, or (v) such person is an Affiliate of, or has a material financial interest in, (A) any individual or entity that engages, as the principal component of its business, in activities that are directly competitive with the Company in the executive suites business, or (B) any entity whose primary business is to invest in business to business e-commerce companies, which has invested an aggregate of at least $50 million in such companies.

          (c)  Support of Holder Nominees by RSI and the Company.  RSI shall
               -------------------------------------------------
support, and the Board and any nominating committee (or any other committee exercising a similar function) thereof shall recommend, the nomination of each Holder Nominee to the Board. The Board shall recommend to the stockholders of the Company the election of each Holder Nominee, and the Company and RSI shall exercise all authority under applicable law to cause each Holder Nominee to be elected to and to remain a member of the Board for the term for which the Holder Nominee is nominated. Without limiting the generality of the foregoing, with respect to each meeting of stockholders of the Company at which Directors are to be elected, (i) the Company shall use its commercially reasonable efforts to solicit from the stockholders of the Company eligible to vote in the election of Directors proxies in favor of each Holder Nominee, and (ii) RSI shall vote its shares of Voting Common Stock in favor of each Holder Nominee at any stockholders meeting (or written consent in lieu thereof).

          (d)  Support of RSI Nominees by CarrAmerica.  Provided that the
               --------------------------------------
nominees proposed by RSI meet the qualifications set forth in Section 2.2(b)(i)-
(iv) above (each, an "RSI Nominee"), CarrAmerica shall support and the Board or any nominating committee (or any other committee exercising a similar function) thereof shall recommend, the nomination of each RSI Nominee to the Board. RSI shall have the right to nominate all of the directors other than the Holder Nominees, except as may otherwise be provided for in the Preferred Stockholders Agreement. The Board shall recommend to the stockholders of the Company the election of each RSI Nominee and the Company shall exercise all authority under applicable law to cause each RSI Nominee to be elected to and to remain a member of the Board for the term for which the RSI Nominee is nominated. With respect to each meeting of stockholders of the Company at which Directors are to be elected, CarrAmerica shall vote its shares of Voting Common Stock in favor of each RSI Nominee at any stockholders meeting (or written consent in lieu thereof).

          (e)  Vacancies.  In the event that any Holder Nominee shall cease to
               ---------
serve as a Director for any reason other than the fact that the Nominating Holder no longer has a right to nominate a Director, as provided in Section 2.2(a), the vacancy resulting thereby shall be filled by a Holder Nominee designated by the Nominating Holder which nominated the vacating Director; provided, however, that any Holder Nominee so designated shall satisfy the
--------  -------
qualification requirements set forth in Section 2.2(b).

     2.3. Independent Directors

          (a)  Number of Independent Directors.  From and after the date hereof,
               -------------------------------
the Board shall include at least two (2) Independent Directors.

          (b)  RSI and Holder Support of Independent Director Nominees.  RSI
               -------------------------------------------------------
shall nominate and the Holders shall support, and the Board and any nominating committee (or any other committee exercising a similar function) thereof shall recommend, the nomination of at least two (2) Independent Directors at all times, and the Company, the Holders and RSI shall exercise all authority under applicable law to cause each Independent Director nominee so supported to be elected to and remain a member of the Board for the term for which such Independent Director is nominated. Without limiting the generality of the foregoing, with respect to each meeting of stockholders of the Company at which Directors are to be elected, (i) the Company shall use its commercially reasonable efforts to solicit from the stockholders of the Company eligible to vote in the election of Directors proxies in favor of each Independent Director nominee that is nominated pursuant to this Section 2.3(b), and (ii) RSI and the Holders shall vote their respective shares of Voting Common Stock in favor of each Independent Director nominee that is nominated pursuant to this Section 2.3(b).

     2.4. Termination

          The rights of the Holders pursuant to this Section 2 shall terminate on the first date on which no Holder has a right to Board representation pursuant to Section 2.2(a) hereof.

3.   INFORMATION RIGHTS

     3.1. Information Rights of All Holders

          (a)  Quarterly Financial Information.  From and after the date hereof,
               -------------------------------
the Company shall deliver to each Holder as soon as available and in any event within thirty (30) days after the close of each of the first, second and third fiscal quarters of the Company, the unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of such period and the related unaudited consolidated statements of income, retained earnings and cash flows of the Company and its subsidiaries for such period, setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or the chief accounting officer of the Company, in his or her opinion, to present fairly in all material respects and in accordance with generally accepted accounting principles ("GAAP"), the consolidated financial position of the Company and its subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end adjustments).

          (b)  Annual Financial Information. From and after the date hereof, the
               ----------------------------
Company shall deliver to each Holder as soon as available and in any event within seventy-five (75) days after the end of each fiscal year of the Company, the audited consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, retained earnings and cash flows of the Company and its subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (A) the chief financial officer or the chief accounting officer of the Company, in his or her opinion, to present fairly in all material respects and in accordance with GAAP, the financial position of the Company and its subsidiaries as of the date thereof and the result of operations for such period and (B) independent certified public accountants of recognized national standing.

     3.2. Information Rights of 10% Holders

          In addition to the information rights set forth in Section 3.1 hereof, from and after the date hereof, the Company shall:

          (a)  Financial Reports.  Deliver to each 10% Holder, as soon as
               -----------------
practicable after the end of each month, an operating and financial statement and management report of the Company and its subsidiaries (including each subsidiary, if any, not consolidated with the Company) as at and for the end of such month, all in such form as may be prepared by the Company for internal use by management.

          (b)  Securities Filings.  Deliver to each 10% Holder, as promptly as
               ------------------
practicable following filing, a copy of each report, schedule or other document filed by the Company pursuant to the requirements of any federal or state securities laws (collectively, the "Securities Filings").

          (c)  Opportunity to Review Securities Filings.  Afford each 10% Holder
               ----------------------------------------
a reasonable opportunity to review any portion of any Securities Filing which refers to, describes or mentions such 10% Holder prior to the time that such Securities Filing is filed with or sent to the applicable Government Authority.

          (d)  Delivery of Annual Budget of the Company.  Deliver to each 10%
               ----------------------------------------
Holder a copy of the approved annual operating budget for the Company and its subsidiaries.

     3.3. Confidentiality

          Each Holder shall keep all information provided to it or any of its representatives pursuant to this Agreement confidential, and such Holder shall not disclose such information to any Persons other than the directors, officers, employees, financial advisors, legal advisors, accountants and consultants of any Holder who reasonably need to have access to the confidential information and (i) in the case of directors, officers, employees, legal advisors and the principal accountants of such Holder, who are advised of the confidential nature of such information, and (ii) in the case of any financial advisors, other accountants or consultants of such Holder, who execute an agreement with the Company agreeing to maintain the confidentiality of such information; provided,
                                                                      --------
however, the foregoing obligation of each Holder shall not (A) relate to any
-------
information that (i) is or becomes generally available other than as a result of unauthorized disclosure by such Holder or by Persons to whom such Holder has made such information available, or (ii) is or becomes available to such Holder on a non-confidential basis from a third party that is not, to such Holder's knowledge, bound by any other confidentiality agreement with the Company or RSI, or (B) prohibit disclosure of any information if such Holder believes in good faith that disclosure is required by law, rule, regulation, court order or other legal or governmental process (including SEC or GAAP reporting requirements) or if such Holder believes in good faith that disclosure is advisable to explain a material deviation from its expected financial results that arises from its investment in the Company; provided further, that in the case of a disclosure
                           -------- -------
described in clause (B) above, such Holder shall (i) give prior notice to the Board of any such disclosure and (ii) consult with the Board prior to making such disclosure.

     3.4. Termination

          The rights granted to the Holders pursuant to Section 3.1 and Sections 3.2(a) and 3.2(d) shall terminate upon such date that the Company's Common Stock is listed for trading on either the NASDAQ Stock Market or a national securities exchange. The obligations assumed by the Holders pursuant to Section 3.3 shall remain in full force and effect until the first anniversary of the consummation of an IPO.

4.   LIMITATIONS ON CORPORATE ACTIONS

     4.1. REIT Restrictions

          (a)  Taxable REIT Subsidiary Election.
               --------------------------------

               (i) Effective as of January 1, 2001 and for so long thereafter as CarrAmerica continues to make the election to be taxed as a real estate investment trust

("REIT") under Sections 856 through 860 of the Code, the Company and any corporation in which the Company owns at least 35% of vote or value of the stock (including OmniOffices (UK) Limited, a company incorporated in England, and OmniOffices (Lux) 1929 Holding Company S.A., a company organized under the laws of the Grand Duchy of Luxembourg), shall (A) elect to be treated as a "taxable REIT subsidiary" of CarrAmerica pursuant to Section 856(l) of the Code (a "TRS") and (B) not take any action to cause the Company to fail to qualify as a TRS of CarrAmerica. If CarrAmerica's ownership of the Common Stock of the Company is
(A) reduced below five percent (5%) for a continuous period of six months or longer or (B) reduced below ten percent (10%) for a continuous period of twelve months or longer, CarrAmerica shall, at the request of the Company, consent to the revocation of such election for the first taxable year following the taxable year in which the last month of such six month or twelve month period, as applicable, occurs. Notwithstanding the foregoing, for so long as CarrAmerica continues to make the election to be taxed as a REIT, the Company shall, so long as the Company is a TRS of Equity Office Properties Trust or any successor-in-interest thereof ("EOPT"), (A) elect to be treated as a TRS of CarrAmerica and
(B) not take any action to cause the Company to fail to qualify as a TRS of CarrAmerica, provided that CarrAmerica shall, at the request of the Company, consent to the revocation of such election for the first taxable year following the taxable year in which a CarrAmerica De Minimis Event (as defined below) shall occur. As a condition to any merger, consolidation, reorganization or other business combination to which the Company is a party pursuant to which CarrAmerica acquires any equity interest in any entity other than the Company, such entity, so long as it is a TRS of EOPT, shall agree to (A) file an election to be treated as a TRS of CarrAmerica effective as of the date of consummation of such business combination (or, if such business combination takes place before January 1, 2001, effective beginning January 1, 2001) and (B) not take any action that would cause such entity to fail to qualify as a TRS of CarrAmerica for so long thereafter as CarrAmerica continues to make the election to be treated as a REIT; provided that CarrAmerica shall, at the request of such
                         --------
entity, consent to and join in a revocation of such election if a Post-Merger De Minimis Event (as defined below) shall occur any time after the date of consummation of the business combination (which revocation shall be effective for the taxable year immediately following the taxable year in which such Post-Merger De Minimis Event occurs). CarrAmerica shall notify the Company or the surviving entity, as the case may be, in writing of the occurrence of a CarrAmerica De Minimis Event or a Post-Merger De Minimis Event no more than 10 Business Days following the occurrence of such event. The determination of when a "CarrAmerica De Minimis Event" or a "Post-Merger De Minimis Event" shall occur shall be made in accordance with the principles of the respective definitions of "EOP De Minimis Event" and "Post-Merger De Minimis Event" contained in Section
4.1 of the Preferred Stockholders Agreement, as applied to Common Stock or common stock of the surviving entity, as the case may be, owned by CarrAmerica.

               (ii) For so long as the Company is obligated to constitute a TRS of CarrAmerica, if CarrAmerica shall so request in writing within forty-five
(45) days prior to the close of any quarter of any of CarrAmerica's taxable years beginning after December 31, 2000, the Company shall provide, within ten
(10) days prior to the close of such quarter, written certification in a form reasonably acceptable to CarrAmerica that the Company constitutes a TRS of CarrAmerica. All references to the Company in this subparagraph (ii) shall include references to any successor-in-interest to the Company.

               (iii) Prior to the effective date of the Company's election to be treated as a TRS of CarrAmerica, the Company shall not, without the prior written consent of CarrAmerica, provide any tenant services with respect to any property in which CarrAmerica owns a direct or indirect interest and in which a flexible workplace center was operated by a predecessor-in-interest of the Company prior to the date of this Agreement other than (A) the same types of tenant services as were provided prior to the date of this Agreement, (B) the same types of services as described in the ruling request filed by CarrAmerica with the Internal Revenue Service with respect to services provided by the Company, as supplemented, and as described in the private letter ruling issued by the Internal Revenue Service in response to such request and (C) any other services that would not cause more than 1% of the gross income derived directly or indirectly by CarrAmerica from such property to constitute impermissible tenant service income, as defined in Code Section 856(d)(7), provided that, with respect to any tenant services not described in clauses (A) or (B) which the Company notifies CarrAmerica in writing that it proposes to provide at any property, CarrAmerica shall provide such written consent as soon as is practicable after receiving such notification unless CarrAmerica determines, in its sole opinion, that the provision of such other services would give rise to a reasonable likelihood that the 1% level described in clause (C) would be exceeded at such property, and provided further that CarrAmerica shall be deemed to have given such written consent if it has not responded to the Company in writing, within 30 days of receipt of such notification from the Company, that it does not consent to the provision of the services described in the notification because it has determined that the provision of such services would give rise to a reasonable likelihood that such 1% level would be exceeded at such property. Copies of the ruling request referred to in clause (B) and any supplements or amendments thereto through the date of this Agreement, as well as copies of the private letter ruling referred to in clause (B) and any supplements or amendments thereto through the date of this Agreement, have been delivered by CarrAmerica to the Company upon or prior to the execution of this Agreement (all of which may be marked to conceal information other than any information concerning CarrAmerica and that portion of its business that relates to the company or the Company's business, the Company and its business and the relationship and business arrangements between CarrAmerica and the Company). CarrAmerica shall deliver to the Company copies of any further supplements or amendments to the ruling request or the private letter ruling promptly after filing or receiving, as the case may be, such supplements or amendments.

          (b)  Ten Percent Voting Securities Limitation.
               ----------------------------------------

               (i) From the period commencing on the date hereof and ending on January 1, 2001, the Company shall not undertake any transaction (including, without limitation, a merger, reorganization, recapitalization, stock dividend, split-off, stock repurchase or otherwise) that would result in CarrAmerica owning (or being deemed for own) more that 10% of the outstanding "voting securities" of any issuer (as determined under Section 856(c)(4)(B) of the Code). For these purposes, in no event shall CarrAmerica be deemed to own voting securities of an issuer merely as a result of the ownership of such securities by the Company or by an entity in which the Company owns an interest. Notwithstanding the foregoing, if the exception in
Section 856(c)(4)(B)(iii) with respect to stock of "taxable REIT subsidiaries" which was enacted as part of the RMA, and is to become effective on January 1, 2001, is repealed, the prohibitions contained in this paragraph (b) shall not expire on January 1, 2001, but shall continue to apply (x) if such repeal occurs prior to June 16, 2002, through the date (the "Put Expiration Date") that is either (I) if CarrAmerica does not exercise its 2002 Put Right, June 15, 2002, or (II) if CarrAmerica exercises its 2002 Put Right, July 31, 2002, or (y) if such repeal occurs on or after June 16, 2002, then, if CarrAmerica is a REIT and still holds securities of the Company, until 30 days following the first to occur of (I) an IPO, (II) the acquisition of the Company by a publicly-traded company, or (III) such other transaction pursuant to which the Company securities held by CarrAmerica become or are exchanged for securities of a publicly traded company, provided that, in the case of any transaction described
                         --------
in clause (I) or (III) above in which CarrAmerica is required (or at the request of the Company agrees) to enter into a lock-up, whether pursuant to Section 8.5 or otherwise, the commencement of the 30 days shall begin on the last day of such lock-up period. For these purposes, the relevant provision of the Code shall be considered to have been repealed upon the passage of legislation that would repeal such provision by both houses of Congress (prior to such legislation being signed into law and regardless of whether such passage occurs prior to the effective date of such legislation). In no event shall the provisions of this paragraph apply to a transaction that takes place or to which the Company becomes contractually committed after December 31, 2000 but prior to the repeal of Section 856(c)(4)(B)(iii) (determined as set forth in the preceding sentence).

               (ii) In the event of any transaction that would otherwise result in a violation of this paragraph (b), the Company shall have the option to cause CarrAmerica to be offered and, if offered, CarrAmerica shall accept, consideration in the form of nonvoting securities rather than voting securities to the extent necessary to reduce CarrAmerica's voting interest to no more than 10% of the outstanding voting securities of such issuer; provided, however, that
                                                         --------  -------
CarrAmerica shall be required to accept such nonvoting securities (or waive the restrictions set forth in this paragraph (b)) only if (x) such nonvoting securities have economic terms that are at least as favorable to CarrAmerica as the economic terms of the voting securities that would otherwise be received by CarrAmerica, (y) CarrAmerica receives an opinion of nationally recognized tax counsel to the effect that the securities to be received will not be treated as voting securities for purposes of Section 856(c)(4) of the Code, and (z) the nonvoting securities shall be convertible into voting securities under the same circumstances that the Nonvoting Common Stock is convertible into Voting Common Stock.

          (c)  Limitation on Acquisition of Securities.
               ---------------------------------------

               (i) The Company shall not undertake any transaction (including, without limitation, a merger, reorganization, distribution of securities, or otherwise) prior to the Put Expiration Date that would cause CarrAmerica to be considered to have acquired (as determined for purposes of Section 856(c)(4)(B) of the Code) any security of any issuer if, as a result thereof and immediately after such transaction, CarrAmerica would not meet one or more of the assets tests set forth in Section 856(c)(4) of the Code (the "Asset Tests").

               (ii) For purposes of determining whether a violation of one or more of the Asset Tests would occur for purposes of subparagraph (i) above, (A) the date of the transaction shall be treated as if it were the last day of the calendar quarter in which the transaction would occur, (B) the value of securities that CarrAmerica would be considered to have acquired in connection with the transaction for purposes of the Asset Tests shall be deemed to be the value of such securities as of the date of the transaction, increased to reflect deemed appreciation in value at an annual rate of 25%, for the period of time from the date of the transaction to the close of the calendar quarter in which the transaction takes place, and (C) CarrAmerica shall be treated as having acquired or disposed of, as the case may be, on the date of the transaction any other assets that CarrAmerica is contractually committed, on the later of the time it receives written notice of the transaction or twenty (20) business days prior to the transaction, to acquire or dispose of, as the case may be, at some future date during such calendar quarter.

               (iii) The Company shall have the option to provide to CarrAmerica at least twenty (20) business days' prior notice of a potential transaction that could be subject to the prohibition in this Section 4.1(c). Such notice shall contain a detailed description of the potential transaction, including the maximum reasonably expected value of any securities to be received by CarrAmerica in connection with such transaction as of the date the transaction is expected to be completed. If the Company provides such notice to CarrAmerica, CarrAmerica may, within ten (10) business days after receipt of such notice, provide the Company an opinion of counsel or its independent accountants to the effect that the execution of such transaction (taking into account the principles set forth in subparagraph (ii) above) would reasonably be expected to result in a violation of one or more of the Asset Tests (which opinion may be based upon customary representations of CarrAmerica as to factual matters). If the Company shall provide such notice to CarrAmerica, and CarrAmerica shall fail to deliver such an opinion within the requisite ten (10) business days, the Company shall be entitled to complete such transaction without any liability under this subparagraph (c).

               (iv) From and after the Put Expiration Date through December 31, 2003, so long as CarrAmerica owns any securities of the Company, the Company shall provide to CarrAmerica twenty (20) business days' prior notice of any transaction involving the Company that would result in CarrAmerica being deemed to have acquired additional securities of any issuer for purposes of Section 856(c)(4) of the Code, provided that such notice would not violate any
                       --------
confidentiality obligations of the Company. If the notice requirement set forth in this subparagraph (iv) would violate any confidentiality obligations of the Company, the Company shall use commercially reasonable efforts to obtain an exception to such confidentiality requirements in order to provide the notice to CarrAmerica.

               (v) CarrAmerica shall maintain strict confidentiality with respect to any potential transaction of which it receives notice under subparagraph (iii) or subparagraph (iv) above, and CarrAmerica shall join in any confidentiality obligations to which the Company is subject with respect to such transaction.

               (vi) Notwithstanding any of the above, in the event of any transaction that would otherwise result in a violation of this subparagraph (c), CarrAmerica shall (x) accept consideration in the form of cash rather than securities (or waive the restrictions set forth in this paragraph (c)); provided, that CarrAmerica shall not be obligated to accept cash (or waive the
--------
restrictions set forth in this paragraph (c)) if the receipt of such cash would reasonably be expected to cause CarrAmerica to violate any of the income tests set forth in Section 856(c)(2) or 856(c)(3) of the Code for either of the taxable years ending December 31, 2000 or December 31, 2001; and (y) at the request of the Company, join to elect that the Company (or any successor) be treated as a "taxable REIT subsidiary" of CarrAmerica (to the extent that such an election is not then in effect and would be effective to avoid a violation of this paragraph (c) or to minimize the amount of cash that CarrAmerica must receive in order to avoid a violation of this paragraph (c)).

          (d)  Limitations on Transactions that Produce Gain.
               ---------------------------------------------

               (i) The Company shall not undertake any transaction (including, without limitation, a dividend, merger, reorganization, distribution of securities, or otherwise) (A) that shall result in the recognition of more than $25 million of taxable income or gain by CarrAmerica during the taxable year ending December 31, 2000 (in addition to any gain that will be recognized by CarrAmerica by reason of the consummation of the transactions contemplated by the Merger Agreement (the "Merger Agreement") dated as of January 20, 2000, as amended, by and among HQ Global, CarrAmerica, RSI and Vantas Incorporated, a Nevada corporation, and all ancillary agreements related thereto), or (B) that shall result in the recognition of more than $75 million of taxable income or gain for CarrAmerica during the taxable year ending December 31, 2001.

               (ii) In the event that the Company contemplates undertaking any transaction (including, without limitation, a dividend, merger, reorganization, distribution of securities, or otherwise) that is reasonably likely to result in the recognition of taxable income or gain for CarrAmerica in any single calendar year through 2003 that equals or exceeds $25 million (other than any gain that will be recognized by CarrAmerica by reason of the consummation of the transactions contemplated by the Merger Agreement and all ancillary agreements related thereto), the Company shall provide CarrAmerica with not less than seventy-five (75) calendar days' prior written notice thereof; provided,
                                                               --------
however, that if using commercially reasonable efforts it is not practicable for
-------
the Company to provide at least seventy-five (75) calendar days prior written notice of such proposed transaction, then the Company shall provide written notice to CarrAmerica as soon as practicable prior to the proposed transaction, but in no event less than thirty (30) calendar days prior to the transaction, provided further, that such notice would not violate any confidentiality
-------- -------
obligations of the Company. If the notice requirement set forth in this subparagraph (ii) would violate any confidentiality obligations of the Company, the Company shall use commercially reasonable efforts to obtain an exception to such confidentiality requirements in order to provide the required notice to CarrAmerica.

               (iii) For purposes of this paragraph (d), the Company may assume that CarrAmerica's aggregate adjusted tax basis in its Common Stock is $20 per share.

               (iv) Failure by CarrAmerica to cooperate fully and promptly with respect to any reasonable request made by the Company for information in order to determine the applicability of this paragraph (d) to any potential transaction under consideration by the Company shall relieve the Company from its obligations under this paragraph (d).

               (v) CarrAmerica shall maintain strict confidentiality with respect to any potential transaction of which it receives notice hereunder, and CarrAmerica shall join in any confidentiality obligations to which the Company is subject with respect to such transaction.

          (e)  Successors and Assigns.  For purposes of this Section 4.1, the
               ----------------------
term "Company" refers both to the Company itself and to all successors and assigns (direct or indirect) of the Company (including, without limitation, any entity that acquires some or all of the outstanding capital stock of the Company by reason of a merger or otherwise in which CarrAmerica thereafter would own securities of such acquiror or any affiliate thereof), and any direct or indirect subsidiaries of the Company (or such a successor or assign thereto). This Section 4.1(e) is included to avoid any ambiguity in the interpretation of this Section 4.1 and shall not limit or otherwise affect the generality of Sections 11.2, 11.5 and 11.6 or the interpretation of other Sections of this Agreement.

     4.2. No Acquisition of Common Stock from RSI or its Affiliates

          Without a Majority Consent of the Holders, the Company shall not redeem, purchase or otherwise acquire any of the Common Stock of the Company held by RSI or any entity controlled by RSI; provided, however, that no Majority
                                             --------  -------
Consent of the Holders shall be required if such redemption, purchase or acquisition is pursuant to a tender offer or other offer made on the same terms to all holders of Common Stock, including, without limitation, the Holders.

     4.3. No Contravening Agreement

          Each of RSI, each Holder and the Company covenants that, from and after the date hereof, it will not enter into any contract, agreement or other arrangement that would impair, limit or restrict its ability to perform any of its obligations under this Agreement.

     4.4. Termination

          The rights granted to Holders pursuant to Section 4.2 shall terminate on the closing date of an IPO.

5.   PARTICIPATION RIGHTS

     5.1. Right to Participate

          Subject to Section 5.6 hereof, from and after the date hereof, if the Company proposes to issue or sell any equity securities of the Company or securities convertible into equity securities of the Company ("Company Interests") other than Company Interests issued pursuant to employee benefit plans approved by the Company's stockholders, each Holder and RSI (each a "Participant" and collectively, the "Participants") shall have the right to purchase or subscribe for its "pro rata share" (as defined below), and no less than all of such Participant's pro rata share, of such Company Interests; provided, however, each Participant shall be entitled, on one (1) occasion only,
--------  -------
to purchase or subscribe for less than all of such Participant's pro rata share or not to participate in such issuance or sale. For purposes of this Section 5.1, each Participant's "pro rata share" of the Company Interests to be issued or sold in a transaction giving rise to the participation rights described in this Section 5.1 (inclusive of the Company Interests to be purchased or subscribed for by all Participants pursuant to the participation rights provided for by this Section 5.1) shall equal the percentage of outstanding Common Stock owned by such Participant as of the date immediately preceding such issuance or sale. Notwithstanding the foregoing, each Participant shall be permitted to designate that any or all of the Company Interests that it is entitled to purchase pursuant to this Section 5.1 shall be of a separate class or series with the same designations, preferences and rights as the Company Interests proposed to be issued, except that any such separate class or series (i) shall have no voting rights except as required by law, and (ii) shall be convertible into the Company Interests under the same circumstances that the Nonvoting Common Stock is convertible into Voting Common Stock.

     5.2. Notice

          If the Company proposes to issue any Company Interests in a transaction giving rise to the participation rights provided for in Section 5.1, the Company shall send a written notice (the "Participation Notice") to each Participant setting forth (a) the number of the Company Interests which the Company proposes to issue, (b) the price (before any commission or discount) at which such the Company Interests are proposed to be issued (or, in the case of an underwritten or privately placed offering in which the price is not known at the time the Participation Notice is given, the method of determining such price and an estimate thereof), (c) such Participant's "pro rata share" as of the date of the Participation Notice, and (d) all other relevant information as to such proposed transaction as may be necessary for each Participant to determine whether or not to exercise the rights granted pursuant to Section 5.1. At any time within ten (10) days after its receipt of the Participation Notice, each Participant may exercise its participation rights to purchase or subscribe for the Company Interests, as provided for in this Section 5, by so informing the Company in writing (an "Exercise Notice"). Each Exercise Notice shall state the percentage of the proposed sale or issuance that such Participant elects to purchase. Each Exercise Notice shall be irrevocable, subject to the conditions to the closing of the transaction giving rise to the participation right provided for in Section 5.1.

     5.3. Abandonment of Sale or Issuance

          The Company shall have the right, in its sole discretion, at all times prior to consummation of any proposed issuance or sale giving rise to the participation right granted by Section 5.1, to abandon, rescind, annul, withdraw or otherwise terminate such issuance or sale, whereupon all participation rights in respect of such proposed issuance or sale shall become null and void, and the Company shall not have any liability or obligation to any Participant by virtue of such abandonment, rescission, annulment, withdrawal or termination.

     5.4. Terms of Sale

          The purchase or subscription by any Participant pursuant to Section
5.1 above shall be at the same price and such other terms and conditions, including the date of sale or issuance, as are applicable to the purchasers or subscribers of the Company Interests whose purchases or subscriptions give rise to the participation rights, which price and other terms and conditions shall be substantially as stated in the relevant Participation Notice (which standard shall be satisfied if the price is not greater than 110% of the estimated price set forth in the relevant Participation Notice); provided, however, that if the
                                                 --------  -------
consideration to be received by the Company in connection with the issuance of the Company Interests giving rise to participation rights hereunder is other than cash or cash equivalents, the price at which the participation rights may be exercised shall be the price set forth in the Participation Notice or determined in the manner set forth in the Participation Notice (which shall in either event be the price as set forth in the agreement pursuant to which such Company Interests are to be issued, with the consideration to be received therefor being valued based upon the fair market value thereof); provided
                                                                 --------
further, that if the consideration to be received by the Company in connection
-------
with the issuance of the Company Interests giving rise to participation rights hereunder is other than cash or cash equivalents, and the fair market value of the consideration to be received is not determinable, the price at which the participation rights may be exercised shall, (i) in the event that shares of capital stock with an established trading market are being issued or sold, be the average ten-day trailing market price of such shares as of the date of receipt of the Participation Notice, and (ii) in the event any other interests are being issued or sold, be determined by reference to the amount set forth above, adjusted as may be appropriate to reflect the relationship between those interests with an established trading market and those interests to be issued in the relevant transaction; and provided, finally, that in the event the purchases
                              --------  -------
or subscriptions giving rise to the participation rights are effected by an offering of securities registered under the 1933 Act and in which offering it is not practical in the judgment of the Company for the securities to be purchased by any Participant to be included, such securities to be purchased by such Participant or Participants will be purchased in a concurrent private placement if legally permissible.

     5.5. Timing of Sale

          If, with respect to any Participation Notice, any Participant fails to deliver an Exercise Notice within the requisite time period, the Company shall have one hundred fifty (150) days after the expiration of the time in which the Exercise Notice is required to be delivered in which to sell or issue not more than the number of the Company Interests described in the Participation Notice and at a price and on terms not materially less favorable to the Company than were set forth in the Participation Notice. If, at the end of one hundred fifty (150) days following the expiration of the time in which the Exercise Notice is required to be delivered, the Company has not completed the issuance or sale of the Company Interests in accordance with the terms described in the Participation Notice (or, in the case of the price, at a price which is at least 90% of the estimated price set forth in the Participation Notice, which price shall be deemed not to be materially less favorable to the Company than the price set forth in the Participation Notice), the Company shall again be obligated to comply with the provisions of Section 5.2 with respect to, and provide Participants with the opportunity to participate in, any proposed issuance or sale of the Company Interests; provided, however, that notwithstanding the foregoing, if the price
           --------  -------
at which such the Company Interests is to be sold in an underwritten offering is not at least 90% of the estimated price set forth in the Participation Notice, the Company may inform such Participant or Participants of such fact and such Participant or Participants shall be entitled to elect, by written notice delivered within two business days following receipt of such notice from the Company, to participate in such offering in accordance with the provisions of this Section 5.

     5.6. Termination of Participation Right

          The participation rights granted to Participants pursuant to this
Section 5 shall terminate on the earlier of (i) with respect to each Participant on an individual basis, the first date on which such Participant's ownership of Common Stock of the Company, together with any shares of Common Stock transferred by such Participant to a majority owned subsidiary or an Immediate Family Member of such Participant and still owned by such transferee or any other permitted transferee, shall have been (x) in the case of any Holder, less than 90% of the number of shares of Common Stock of the Company set forth opposite the name of such Holder on the signature page hereto (as the same may be increased pursuant to a prior exercise of a participation right granted pursuant to Section 5.1 and subject to adjustment in the event of stock splits, stock dividends and similar events) for a continuous period of ninety (90) days, and (y) in the case of RSI, less than 65% of the number of shares of Common Stock of the Company set forth opposite RSI's name on the signature page hereto (as the same may be increased pursuant to a prior exercise of a participation right granted pursuant to Section 5.1 and subject to adjustment in the event of stock splits, stock dividends and similar events), (ii) the closing date of an IPO, or (iii) if such Participant has previously elected either to purchase or subscribe for less than such Participant's pro rata share or not to participate in such issuance or sale in accordance with the proviso set forth in the first sentence of Section 5.1, the date on which the Company subsequently consummates a transaction which was subject to this Section 5 and such Participant did not elect to purchase or subscribe for all of its pro rata share of the Company Interests. The participation rights granted pursuant to Section 5.1 shall not apply to an IPO and shall not be assignable or transferable to a third party; provided, however, that any party hereto that is an entity may assign its rights
--------  -------
and obligations pursuant to this Section 5 in connection with a transfer of all or substantially all of its assets or a merger, consolidation or other similar business combination transaction. Notwithstanding anything to the contrary contained herein, if a Participant delivers an

Exercise Notice to the Company, and the Company has not otherwise abandoned the transaction to which the Exercise Notice applies, and such Participant fails to fulfill its obligations to purchase the shares set forth in the Exercise Notice on the date set for closing the transaction to which the Exercise Notice applies, such Participant's rights under this Section 5 will terminate and such Participant shall pay to the Company any expenses (including reasonable attorneys' fees) incurred by the Company in connection with the transaction with the Participant.

6.   TAG-ALONG RIGHTS

     6.1. Rights and Notice

          Subject to Section 6.4 of this Agreement and the last sentence of this
Section 6.1, if RSI receives a bona fide offer to purchase from it, whether in one transaction or in a series of related transactions, shares of Common Stock of the Company from any person other than an Affiliate of RSI (a "Purchase Offer"), RSI shall not accept such Purchase Offer unless each of the Holders is entitled to sell pursuant to the Purchase Offer that percentage of the shares of Common Stock owned by such Holder equal to the percentage of the number of shares of Common Stock owned by RSI proposed to be included in the Purchase Offer. Sales by the Holders pursuant to the Purchase Offer shall be on the same terms and conditions as the Purchase Offer, without reduction for minority interest, absence of voting rights, illiquidity or otherwise. Not later than fifteen (15) days prior to consummation of the Purchase Offer, RSI shall send a notice (the "Tag-Along Notice") to each Holder, which notice shall include, among other things, (a) the number of shares of Common Stock that are the subject of the Purchase Offer, (b) the price at which the bona fide purchaser is willing to purchase the Common Stock, and (c) all other relevant information as to such proposed transaction as may be necessary for each Holder to determine whether or not to exercise the Tag-Along Right. Upon receipt of the Tag-Along Notice, each Holder shall have the right (the "Tag-Along Right") to sell in accordance with the terms of the Purchase Offer up to the number of shares of Common Stock equal to the product of (a) the total number of shares of Common Stock proposed to be sold by all of the Holders pursuant to the Purchase Offer and (b) a fraction, the numerator of which shall be the number of shares of Common Stock owned by such Holder and the denominator of which shall be the number of shares of Common Stock owned by all Holders electing to participate in such purchase. A Holder may exercise the Tag-Along Right by delivering, not later than ten (10) days after receipt of the Tag-Along Notice, a written notice to RSI (a "Holder Tag-Along Notice") stating the number of shares of Common Stock that such Holder wishes to sell pursuant to the Purchase Offer. Notwithstanding the foregoing, RSI shall have the right to sell up to an aggregate of twenty-five percent (25%) of the total number of shares of Common Stock of the Company owned by RSI as of the date hereof (subject to future adjustment in the event of stock splits, stock dividends and similar events) prior to the second anniversary hereof without triggering any rights under this
Section 6.

     6.2. Abandonment of Sale

          RSI shall have the right, in its sole discretion, at all times prior to consummation of the proposed transaction giving rise to the Tag-Along Rights, to abandon, withdraw or otherwise terminate its participation in the proposed transaction, and RSI shall not have any liability or obligation to the Holders as a result of such abandonment, withdrawal or other termination.

     6.3. Timing of Sale

          If any Holder fails to deliver a Holder Tag-Along Notice within the requisite time period, RSI shall have one hundred fifty (150) days after the expiration of the time in which the Holder Tag-Along Notice is required to be delivered to consummate the proposed transaction identified in the Holder Purchase Offer at the price and on the terms that are not more favorable to RSI than those set forth in the Holder Tag-Along Notice (except that the price may be increased by up to 10% from the price set forth in the Holder Tag-Along Notice). If, at the end of such one hundred fifty (150)-day period, RSI has not consummated the proposed transaction, RSI shall again be obligated to comply with the provisions of this Section 6.

     6.4. Termination of Tag-Along Right

          The Tag-Along Rights granted to Holders pursuant to this Section 6 shall terminate upon the closing of an IPO.

7.   PUT RIGHTS

     7.1. 2000 Put Right

          (a)  2000 Put Right. At any time during the period commencing on
               --------------
October 31, 2000 and ending on November 15, 2000 (the "2000 Put Period"), each Holder shall have the right (the "2000 Put Right") to require that RSI purchase up to 16.67 % of the Common Stock owned by such Holder, for a price per share equal to the 2000 Put Price (as defined below). The "2000 Put Price" of each share of Common Stock to be sold pursuant to the 2000 Put Right shall be the greater of: (i) the Fair Market Value (as defined below) of such Common Stock, determined in accordance with the procedures set forth Section 7.4; (ii) the Consideration (as defined in the U.S. Stock Purchase Agreement, subject to future adjustment in the event of stock splits, stock dividends and similar events); or (iii) the highest price per share of Common Stock (or the implied value of the Common Stock in connection with the issuance of any convertible security of the Company) (subject to future adjustment in the event of stock splits, stock dividends and other similar events) received by RSI or the Company in any sale or issuance thereof (i) in connection with the transactions contemplated by the Merger Agreement or (ii) from and after the date hereof through the last day of the 2000 Put Period but in no event less than $__________ per share.

          (b)  Consideration.
               -------------

               (i)   Cash. The consummation of the sale and purchase of Common
                     ----
Stock pursuant to Section 7.1(a) shall occur on December 7, 2000 (the "2000 Put Right Closing"). RSI shall pay the 2000 Put Price in cash in full at the 2000 Put Right Closing unless it elects the alternative consideration payment set forth in clause (ii) below. The Designated Holder (as defined below) shall have the right to inquire by notice to RSI as to the form of the consideration to be paid by RSI at any time from the twelfth day prior to the 2000 Put Right Closing up to and including the fifth day preceding the 2000 Put Right Closing. RSI shall inform the Designated Holder of the form of the consideration not later than the second day prior to the 2000 Put Right Closing. If RSI fails to so inform the Designated Holder, RSI shall be responsible for any actual damages incurred by the Holders as a result of such failure.

               (ii)  Alternative Consideration - RSI Stock. Subject to the
                     -------------------------------------
following sentence, at RSI's option, all or a portion of the consideration payable upon exercise of the 2000 Put Right may be paid by delivery of a number of shares of common stock of RSI equal to (x) the 2000 Put Price, less any cash paid pursuant to Section 7.1(b)(i) hereof, divided by (y) 98% of the volume weighted average price of a share of common stock of RSI on the NASDAQ Stock Market or other national securities exchange on which RSI's shares are then traded for the ten (10) trading days ending on the third trading day prior to the date of the 2000 Put Right Closing. RSI may pay all or a portion of the 2000 Put Price in shares of common stock of RSI only if (i) RSI's common stock is then listed on the NASDAQ Stock Market or other national securities exchange on which RSI's shares are then traded, and (ii) the shares to be issued to the 2000 Put Exercising Holder shall be eligible for immediate sale, subject to a resale registration statement under the 1933 Act being declared effective by the SEC. RSI covenants and agrees that it will file within thirty (30) days after receipt of such 2000 Put Notice and will use its best efforts to have declared effective within ninety (90) days of receipt of such 2000 Put Notice a resale registration statement for the RSI common stock issued pursuant hereto.

          (c)  Minimum Put Requirement.  No exercise by any Holder of the 2000
               -----------------------
Put Right shall be permitted unless such exercise is with respect to the lesser of (i) 200,000 shares of Common Stock or (ii) all of the shares of Common Stock owned by such Holder.

     7.2. 2001 Put Right

          (a)  2001 Put Right.  Unless an IPO has occurred prior to July 31,
               --------------
2001, at any time during the period commencing on October 31, 2001 and ending on November 15, 2001 (the "2001 Put Period"), each Holder shall have the right (the "2001 Put Right") to require that RSI purchase up to 50% of the Common Stock owned by such Holder (but subject to the minimum put requirement set forth in Section 7.2(c)), for a price per share equal to the Fair Market Value of such Common Stock (the "2001 Put Price"), determined in accordance with the procedures set forth in Section 7.4. Each Holder electing to exercise the 2001 Put Right (a "2001 Put Exercising Holder") shall exercise such right by a written notice (the "2001 Put Notice") delivered to RSI and the Company during the 2001 Put Period.

          (b)  Consideration.
               -------------

               (i)   Cash.  The consummation of each sale and purchase of Common
                     ----
Stock pursuant to Section 7.2(a) shall occur on December 7, 2001 (the "2001 Put Right Closing"). RSI shall pay the 2001 Put Price in cash in full at the 2001 Put Right Closing, unless it elects either (but not both) of the alternative consideration payments set forth in clauses (ii) and (iii) below. The Designated Holder (as defined below) shall have the right to inquire by notice to RSI as to the form of the consideration to be paid by RSI at any time from the twelfth day prior to the 2001 Put Right Closing up to and including the fifth day preceding the 2001 Put Right Closing. RSI shall inform the Designated Holder of the form of the consideration not later than the second day prior to the 2001 Put Right Closing. If RSI fails to so inform the Designated Holder, RSI shall be responsible for any actual damages incurred by the Holders as a result of such failure.

               (ii)  Alternative Consideration - Promissory Note.  At RSI's
                     -------------------------------------------
option, all or a portion of the consideration payable upon exercise of the 2001 Put Right may be paid by delivery of a promissory note (the "Note") payable in cash to a 2001 Put Exercising Holder in the amount of the 2001 Put Price payable to such 2001 Put Exercising Holder, less any cash paid pursuant to Section 7.2(b)(i). The Note shall mature on July 31, 2002, shall be non-interest bearing, and shall be prepayable at any time, at RSI's option.

               (iii) Alternative Consideration - RSI Stock.  Subject to the
                     -------------------------------------
following sentence, at RSI's option, all or a portion of the consideration payable upon exercise of the 2001 Put Right may be paid by delivery of a number of shares of common stock of RSI equal to (x) the 2001 Put Price, less any cash paid pursuant to Section 7.2(b)(i) hereof, divided by (y) 98% of the volume weighted average price of a share of common stock of RSI on the NASDAQ Stock Market or other national securities exchange on which RSI's shares are then traded for the ten (10) trading days ending on the third trading day prior to the date of the 2001 Put Right Closing. RSI may pay all or a portion of the 2001 Put Price in shares of common stock of RSI only if (i) RSI's common stock is then listed on the NASDAQ Stock Market or other national securities exchange on which RSI's shares are then traded, and (ii) the shares to be issued to the 2001 Put Exercising Holder shall be eligible for immediate sale, subject to a resale registration statement under the 1933 Act being declared effective by the SEC. RSI covenants and agrees that it will file within thirty (30) days after receipt of such 2001 Put Notice and will use its best efforts to have declared effective within ninety (90) days of receipt of such 2001 Put Notice a resale registration statement for the RSI common stock issued pursuant hereto.

          (c)  Minimum Put Requirement.  No exercise by any Holder of the 2001
               -----------------------
Put Right shall be permitted unless such exercise is with respect to the lesser of (i) 200,000 shares of Common Stock or (ii) all of the shares of Common Stock owned by such Holder.

     7.3. 2002 Put Right

          (a)  2002 Put Right.  Unless an IPO has occurred prior to April 1,
               --------------
2002, at any time during the period commencing on June __, 2002 and ending on June 17, 2002 (the

"2002 Put Period" and, together with the 2000 Put Period and the 2001 Put Period, a "Put Period"), each Holder shall have the right (the "2002 Put Right") to require that RSI purchase any or all of the Common Stock owned by such Holder (but subject to the minimum put requirement set forth in Section 7.3(c)), for a price per share equal to the Fair Market Value of such Common Stock (the "2002 Put Price"), determined in accordance with the procedures set forth in Section
7.4. Each Holder electing to exercise the 2002 Put Right (a "2002 Put Exercising Holder" and together with a 2001 Put Exercising Holder, the "Exercising Holders") shall exercise such right by a written notice (the "2002 Put Notice") delivered to RSI during the 2002 Put Period.

          (b)  Consideration.
               -------------

               (i)   Cash. The consummation of each sale and purchase of Common
                     ----
Stock pursuant to Section 7.3(a) shall occur on July 31, 2002 (the "2002 Put Right Closing"). RSI shall pay the 2002 Put Price in cash in full at the 2002 Put Right Closing, unless it elects the alternative consideration payment set forth in clause (ii) below. The Designated Holder (as defined below) shall have the right to inquire by notice to RSI as to the form of the consideration to be paid by RSI at any time from the twelfth day prior to the 2002 Put Right Closing up to and including the fifth day preceding the 2002 Put Right Closing. RSI shall inform the Designated Holder of the form of the consideration not later than the second day prior to the 2002 Put Right Closing. If RSI fails to so inform the Designated Holder, RSI shall be responsible for any actual damages incurred by the Holders as a result of such failure.

               (ii)  Alternative Consideration.  Subject to the following
                     -------------------------
sentence, at RSI's option, all or a portion of the consideration payable upon exercise of the 2002 Put Right may be paid by delivery of a number of shares of common stock of RSI equal to (x) the 2002 Put Price, less any cash paid pursuant to Section 7.3(b)(i) hereof, divided by (y) 98% of the volume weighted average price of a share of common stock of RSI on the NASDAQ Stock Market or other national securities exchange on which RSI's shares are then traded for the ten
(10) trading days ending on the third trading day prior to the date of the 2002 Put Right Closing. RSI may pay all or a portion of the 2002 Put Price in shares of common stock of RSI only if (i) RSI's common stock is then listed on the NASDAQ Stock Market or other national securities exchange on which RSI's shares are then traded, and (ii) the shares to be issued to the 2002 Put Exercising Holder shall be eligible for immediate sale, subject to a resale registration statement under the 1933 Act being declared effective by the SEC. RSI covenants and agrees that it will file within thirty (30) days after receipt of such 2002 Put Notice and will use its best efforts to have declared effective within ninety (90) days of receipt of such 2002 Put Notice a resale registration statement for the RSI common stock issued pursuant hereto.

          (c)  Minimum Put Requirement.  No exercise by any Holder of the 2002
               -----------------------
Put Right shall be permitted unless such exercise is with respect to the lesser of (i) 200,000 shares of Common Stock or (ii) all of the shares of Common Stock owned by such Holder.

     7.4. Procedures to Determine Fair Market Value

          (a) Not later than sixty (60) days prior to the commencement of a Put Period, the Designated Holder, on behalf of all Holders, and RSI shall each select an independent investment banking firm of nationally recognized expertise in the valuation of companies comparable to the Company. The agreement pursuant to which each such firm is retained shall require such firm to deliver to each of the Designated Holder and RSI a valuation report setting forth its determination of the total equity value of the Company not later than thirty
(30) days prior to the commencement of a Put Period. The total equity value shall be calculated as of October 31, 2000 (in the case of the 2000 Put Right), October 31, 2001 (in the case of the 2001 Put Right) or June __, 2002 (in the case of the 2002 Put Right). If the lower valuation of the two investment banking firms so selected by the Designated Holder and RSI is 90% or more of the higher valuation, then the average of two valuations shall be considered the "total equity value" of the Company for purposes of this Section 7.4. If the lower valuation is not at least 90% of the higher valuation, then such investment banking firms shall select a third independent investment banking firm of nationally recognized expertise in the valuation of companies comparable to the Company, which shall choose, not later than the commencement of a Put Period, one of the values determined by the investment banking firms so selected by the Designated Holder and RSI, which shall be the "total equity value" of the Company for purposes of this Section 7.4. Any determination of the "total equity value" of the Company in accordance with the provisions of this paragraph shall be final and binding. The costs of the investment bankers retained in accordance with this Section 7.4 shall be borne equally by RSI and the Exercising Holders (pro rata based on the respective number of shares sold), or, in the case of the 2000 Put Right or if there shall be no Exercising Holders, equally by RSI and CarrAmerica. The "Fair Market Value" of each share of Common Stock for purposes of determining the 2000 Put Price, the 2001 Put Price or the 2002 Put Price, as applicable, shall be determined by dividing (i) the total equity value of the Company as of October 31, 2000 (in the case of the 2000 Put Right), October 31, 2001 (in the case of the 2001 Put Right) or June __, 2002 (in the case of the 2002 Put Right), as determined in the manner described above, by (ii) the number of shares of Common Stock outstanding as of October 31, 2000, October 31, 2001 or June __, 2002, as applicable (including any securities convertible into Common Stock calculated on a fully diluted basis). The Fair Market Value of each share of Common Stock shall be determined without giving effect to any factor specifically relating to the Common Stock, including, without limitation, liquidity premiums or discounts relating to the Common Stock, minority position or lack of voting power.

          (b) During the 2000 Put Period, the 2001 Put Period, the 2002 Put Period and the ten trading days ending on the 3/rd/ business day prior to the date of the applicable Put Right Closing (each such period, a "Measuring Period"), neither CarrAmerica nor any of its controlled Affiliates shall, directly or indirectly, engage in short sales of (and, during the ten trading days prior to the date of the applicable Put Right Closing, engage in sales of), or purchase put options on, shares of RSI common stock or securities convertible into or exchangeable for shares of RSI common stock, or otherwise enter into or execute hedging or arbitrage transactions on the NASDAQ Stock Market, or on any national securities exchange on which RSI common stock is listed or with third party intermediaries with the purpose or intention, or having the effect, of decreasing the market price of RSI common stock during each Measuring Period.

     7.5. Indemnification of Designated Holder

          Each Holder hereby irrevocably appoints the Designated Holder as its representative under Section 7 hereof for purposes of determining the Fair Market Value of the Common Stock. Each Holder hereby indemnifies the Designated Holder for, and holds the Designated Holder harmless against, any loss, liability, disbursements, expenses, losses, costs or cash damages (including reasonable attorneys' fees) incurred on the part of the Designated Holder, arising out of or in connection with Designated Holder carrying out its duties herein, including costs and expenses of defending the Designated Holder against any claim of liability with respect thereto, provided that the Designated Holder has acted in good faith.

8.   TRANSFER RESTRICTIONS

     8.1. RSI Right of First Offer

          (a) Subject to Section 8.4 hereof, before any Holder shall transfer any shares of capital stock of the Company, such Holder shall first deliver a written notice (the "Holder Notice of Offer") to RSI offering to sell the number of shares proposed to be sold by such Holder to RSI (the "RSI Right of First Offer"). The Holder Notice of Offer shall specify (i) the number and classes of all shares of Common Stock proposed to be sold by such Holder to RSI (the "Holder Offered Securities"), (ii) the minimum proposed cash consideration per share that Holder desires to receive for the Holder Offered Securities (the "Holder Offer Price"), and (iii) any other terms and conditions of the offer. The Holder Notice of Offer shall constitute an irrevocable offer by such Holder to sell to RSI all, but not less than all, of the Holder Offered Securities at the Holder Offer Price, in accordance with this Section 8.

          (b) Within thirty (30) days following its receipt of the Holder Notice of Offer, RSI shall notify such Holder whether it intends to exercise its right to purchase all (but not less than all) of the Holder Offered Securities (the "RSI Notification"). A RSI Notification that indicates that RSI intends to purchase the Holder Offered Securities shall be deemed to be an irrevocable commitment of RSI to purchase the Holder Offered Securities. Should RSI elect to exercise the RSI Right of First Offer, the RSI Notification shall include a subscription for the offered shares and RSI shall purchase the Holder Offered Securities on the date for closing specified in the Holder Notice of Offer, which date shall be no less than thirty (30) days after the date of the RSI Notification. If RSI does not subscribe for and purchase all of the Holder Offered Securities pursuant to this Section 8.1(b), such Holder may thereafter sell the Holder Offered Securities to any third party on the terms and conditions (including, but not limited to, the number of shares of Holder Offered Securities and the Holder Offer Price) as specified in the Holder Notice of Offer, provided, that such sale is consummated within one hundred fifty (150)
          --------
days of the date of the Holder Notice of Offer; and provided further, that the
                                                    -------- -------
fair market value of the
price paid for such shares by a third party (which price may consist of cash, securities, other non-cash consideration or a combination thereof) is at least 90% of the Holder Offer Price. If the price to be paid for such shares by a third party is payable in whole or in part in consideration other than cash or securities traded on a national securities exchange or the NASDAQ Stock Market, and RSI objects to the Holder's determination of the cash fair market value of the non-cash portion of the consideration, then such determination shall be made by (i) Goldman, Sachs & Co., (ii) Merrill Lynch & Co., if Goldman, Sachs & Co. is unable or unwilling to make such determination, or (iii) if neither of the foregoing firms is able or willing to deliver such valuation, such other independent investment banking firm or other qualified appraiser mutually agreeable to and promptly selected by the Holder and RSI, such determination shall be final and binding on the parties. After the expiration of such 150-day period, such Holder shall again comply with the provisions of this Section 8.1 before selling any shares of the Company.

     8.2. Holder Right of First Offer

          (a) Subject to Section 8.4 hereof, the second sentence of this paragraph and provided that the Holders collectively own at least 95% of the total number of shares of Common Stock of the Company set forth opposite the names of such Holders on the signature page hereto (subject to future adjustment in the event of stock splits, stock dividends and similar events), if RSI desires to transfer, in a single transaction or a series of related transactions, a number of shares of Common Stock of the Company not in excess of twenty percent (20%) of the total shares of Common Stock of the Company outstanding as of such date, RSI shall first deliver a written notice (the "RSI Notice of Offer") to the Designated Holder offering to sell the lesser of (i) the number of shares proposed to be sold by RSI or (ii) 20% of the number of shares of issued and outstanding Common Stock of the Company as of the date of the RSI Notice of Offer, to Holders (the "Holder Right of First Offer" and, together with the RSI Right of First Offer, the "Rights of First Offer"). Notwithstanding the foregoing, RSI shall have the right to sell up to an aggregate of twenty-five percent (25%) of the total number of shares of Common Stock of the Company owned by RSI as of the date hereof (subject to future adjustment in the event of stock splits, stock dividends and similar events) prior to the second anniversary hereof without triggering any rights under this
Section 8.2. The RSI Notice of Offer shall specify (i) the number and classes of all shares of Common Stock proposed to be sold by RSI to the Holders (the "RSI Offered Securities"), (ii) the minimum proposed cash consideration per share that RSI desires to receive for the RSI Offered Securities (the "RSI Offer Price"), and (iii) any other terms and conditions of the offer. The RSI Notice of Offer shall constitute an irrevocable offer by RSI to sell to the Participating Holders (as defined below), as the case may be, all, but not less than all, of the RSI Offered Securities at the RSI Offer Price, in accordance with this Section 8.2(a).

          (b) Within ten (10) days following its receipt of the RSI Notice of Offer, the Designated Holder shall determine whether it intends to exercise its right to purchase all (but not less than all) of the RSI Offered Securities. If the Designated Holder elects to exercise the Holder Right of First Offer, it shall send all of the other Holders a copy of the RSI Notice of Offer not later than the eleventh (11/th/) day after the Designated Holder's receipt thereof. If, but only if, the Designated Holder elects to exercise the Holder Right of

First Offer, each Holder shall have the right to purchase all, but not less than all, of its "pro rata share" of the RSI Offered Securities. As used herein, a Holder's "pro rata share" means a fraction, the numerator of which is the number of shares of Common Stock owned by such Holder and the denominator of which is the number of shares of Common Stock owned by all of the Holders (including the Designated Holder). Each Holder shall have ten (10) days to notify the Designated Holder of the number of shares such Holder elects to purchase pursuant to the RSI Right of First Offer. Within thirty (30) days of receipt of the RSI Notice of Offer, the Designated Holder shall notify RSI whether the Holders are exercising the Holder Right of First Offer (the "Designated Holder Notification"). A Designated Holder Notification that indicates that Participating Holders intend to purchase the RSI Offered Securities shall be deemed to be an irrevocable commitment of such Participating Holders to purchase the RSI Offered Securities. Should all or any portion of the Holders (the "Participating Holders") elect to exercise the Holder Right of First Offer, the Designated Holder Notification shall include a subscription for the offered shares and the Participating Holders shall purchase the Offered Securities on the date for closing specified in the RSI Notice of Offer, which date shall be no less than thirty (30) days after the date of the Designated Holder Notification. If the Holders do not subscribe for and purchase all of the RSI Offered Securities pursuant to this Section 8.2(b), RSI may thereafter sell the RSI Offered Securities to any third party on the terms and conditions (including, but not limited to, the number of shares of RSI Offered Securities and the RSI Offer Price) as specified in the RSI Notice of Offer, provided, that
                                                                  --------
such sale is consummated within one hundred fifty (150) days of the date of the RSI Notice of Offer; and provided further, that the fair market value of the
                         -------- -------
price paid for such shares by a third party (which price may consist of cash, securities, other non-cash consideration or a combination thereof) is at least 90% of the RSI Offer Price. If the price to be paid for such shares by a third party is payable in whole or in part in consideration other than cash or securities traded on a national securities exchange or the NASDAQ Stock Market, and Designated Holder objects to RSI's determination of the cash fair market value of the non-cash portion of the consideration, then such determination shall be made by (i) Goldman, Sachs & Co., (ii) Merrill Lynch & Co., if Goldman, Sachs & Co. is unable or unwilling to make such determination, or (iii) if neither of the foregoing firms is able or willing to deliver such valuation, such other independent investment banking firm or other qualified appraiser mutually agreeable to and promptly selected by the Designated Holder and RSI, such determination shall be final and binding on the parties. After the expiration of such 150-day period, RSI shall again comply with the provisions of this Section 8.2 before selling any shares of the Company.

     8.3. No Obligation to Purchase

          RSI shall not be obligated to purchase any Holder Offered Securities pursuant to any Holder Notice of Offer in accordance with the provisions of
Section 8.1 and no Holder shall be obligated to purchase any RSI Offered Securities pursuant to any RSI Notice of Offer in accordance with the provisions of Section 8.2.

     8.4. Termination of the Rights of First Offer

          The Rights of First Offer granted pursuant to this Section 8 shall terminate upon the closing of an IPO.


     8.5. IPO Lock-Up

          Each Holder hereby agrees, and will any cause any transferee who acquires shares of Common Stock from Holder during the applicable period to agree, that, if requested by the underwriters in connection with an IPO, such Holder (or transferee) will agree not to sell, pledge, make any short sale of, loan, grant any option for the purchase of any shares of Common Stock owned by it (whether pursuant to a registration statement or otherwise) either through the agency of a broker-dealer or the facilities of the national securities exchange on which the Company's shares of Common Stock are listed for a reasonable period following the IPO, such period not to exceed ninety (90) days. If the Company determines in good faith that it would be advantageous to the Company for any Holder to be subject to a lock-up in accordance with the terms and conditions of the preceding sentence for a period in excess of ninety (90) days, such Holder shall agree to such lock-up, not to exceed an additional ninety (90) days; provided, that (i) such Holder shall be permitted to sell as a
                  --------
selling stockholder in the IPO up to fifty percent (50%) (the exact amount to be determined by such Holder) of the shares of Common Stock held by such Holder as of the closing date of the IPO; (ii) RSI shall acquire, at the closing of the IPO, up to fifty percent (50%) (the exact amount to be determined by such Holder) of the shares of Common Stock held by such Holder as of the closing date of the IPO, either (y) for cash at the IPO price, or (z) for a number of shares of common stock of RSI equal to (A) the value of the shares of Common Stock proposed to be sold by such Holder (such value being deemed equal to the initial public offering price in the IPO), divided by (B) the average closing trading price of a share of common stock of RSI on the NASDAQ Stock Market or other national securities exchange on which RSI's shares are traded for the ten (10) trading days ending on the third trading day prior to the closing date of the IPO; provided that RSI's common stock is then listed on the NASDAQ Stock Market
     --------
or other national securities exchange on which RSI's shares are then traded, and the shares to be issued to such Holder shall be eligible for immediate sale, subject to a resale registration statement under the 1933 Act being declared effective by the SEC; or (iii) any combination of (i) or (ii) above which results in such Holder disposing of up to fifty percent (50%) (the exact amount to be determined by such Holder) of its shares of Common Stock. With respect to the proviso set forth in clause (ii) above, RSI covenants and agrees that it will file within thirty (30) days after the closing of the IPO and will use its best efforts to have declared effective within ninety (90) days after the closing of the IPO a resale registration statement for the RSI common stock issued pursuant hereto.

9.   LEASE GUARANTEE INDEMNIFICATION

          RSI indemnifies CarrAmerica for, and holds it harmless against, any loss, liability, disbursements, expenses, losses, costs or cash damages (including reasonable attorneys' fees) arising from and after the date hereof and incurred by, arising out of or in connection with those certain guarantees of obligations of HQ Global and its affiliates listed on Exhibit A, including costs and expenses of defending CarrAmerica
          ---------
against any claim of liability with respect thereto.

10.  PURCHASE RIGHT AGREEMENT ANTI-DILUTION PROTECTION

          In the event of an IPO, the Company hereby assigns to CarrAmerica, and CarrAmerica hereby assumes, the obligation of the Company to sell 100% of the shares of common stock required to be sold under the Purchase Right Agreement, dated as of March 4, 1998, among the Company, Robert A. Arcoro and Joseph Kaidanow with respect to each percentage point decrease in the Debt Ratio (as defined in such Purchase Right Agreement) below 55% and above and including 40%.

11.  MISCELLANEOUS

     11.1.  RSI Assurance

            RSI unconditionally, absolutely and irrevocably guarantees and assures the due and punctual performance and observance by the Company of all terms, covenants and conditions of Section 4.1 of this Agreement, whether according to the present terms hereof or pursuant to any amendment in the terms, covenants and conditions hereof now or at any time hereafter made or granted, and regardless of whether recovery on such liability may be or hereafter become barred by any statute of limitations or such liability may otherwise be or become unenforceable; provided, that, such guarantee and assurance shall be
                      --------
applicable to a transaction giving rise to a violation of Section 4.1(b), 4.1(c) or 4.1(d) only to the extent such transaction has been approved by the Board, and; provided, further, such guarantee shall terminate on the closing date of an
     --------  -------
IPO.

     11.2.  Assignment

            None of the parties hereto shall be permitted to assign any of their respective rights or obligations hereunder to any third party, except that each Holder shall be permitted to assign its rights and obligations hereunder to any other Person in connection with a transfer of shares of Common Stock by such Holder made in accordance with Section 8 hereof; provided, that such Person
                                                 --------
agrees to be bound by this Agreement; and provided further, that any party
                                          -------- -------
hereto that is an entity may assign its rights and obligations hereunder in connection with a transfer of all or substantially all of its assets or a merger, consolidation or other similar business combination transaction. Any agreement in violation hereof shall be void ab initio and of no force or effect.
                                            -- ------

     11.3.  Entire Agreement; Amendment

            This Agreement, including the Appendices and Exhibits hereto and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement among the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company, RSI and a Majority Consent of the Holders.

     11.4.  Waiver

            No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

     11.5.  Limitation on Benefit

            It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

     11.6.  Binding Effect

            This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

     11.7.  Governing Law

            This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Delaware (excluding the choice of law rules thereof).

     11.8.  Notices

            All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered, sent by documented overnight delivery service or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or, to the extent receipt is confirmed, transmitted by telegram, telecopy, facsimile or other electronic transmission or telex, addressed as follows:

          (i)   If to the Company:

                HQ Global Holdings, Inc.,
                15950 North Dallas Parkway, Suite 400
                Dallas, Texas 75248
                Attn.: Jill B. Louis
                Facsimile No.: 972/361-8101

                with a copy (which shall not constitute notice) to:

                Gibson, Dunn & Crutcher
                1717 Main Street, Suite 5500
                Dallas, Texas 75201
                Attn.: Harlan Cohen, Esq.
                Facsimile No.: 214/698-3400

          (ii)  If to RSI:

                FrontLine Capital Group
                1350 Avenue of the Americas
                New York, New York  10019
                Attn.: Jason Barnett, General Counsel
                Facsimile No.: 212/931-8001

                with a copy (which shall not constitute notice) to:

                Brown & Wood LLP
                One World Trade Center
                New York, New York  10048-0057
                Attn.: Joseph W. Armbrust, Jr.
                J. Gerard Cummins
                Facsimile No.: 212/839-5599

          (iii) If to CarrAmerica:

                CarrAmerica Realty Corporation

                1700 Pennsylvania Avenue, N.W.
                Washington, D.C. 20006
                Attn.: Linda A. Madrid, General Counsel
                Facsimile No.: 202/729-1160
                with a copy (which shall not constitute notice) to:

                Hogan & Hartson L.L.P.
                Columbia Square
                555 Thirteenth Street, N.W.
                Washington, D.C. 20004-1109
                Attn.: J. Warren Gorrell, Jr.
                       David W. Bonser
                Facsimile No.: 202/637-5910

            Notice to each Holder, other than CarrAmerica, shall be delivered to such Holder at the address indicated on the signature page hereof.

            Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand-delivered, sent by documented overnight delivery service, mailed, transmitted, telecopied, faxed, e-mailed, or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received, or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     11.9.  Headings

            Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions thereof. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

     11.10. Execution in Counterparts

            To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party appear on one or more of the counterparts. Copies of executed counterparts transmitted by telecopy, facsimile or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.10; provided,
                                                                   --------
that receipt of copies of such counterparts is confirmed. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     11.11.  Interpretation; Absence of Presumption

             (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

             (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     11.12.  Severability

             Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

     11.13.  Specific Performance

             Each of the Company, RSI and each Holder acknowledges that, in view of the uniqueness of arrangements contemplated by this Agreement, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agrees that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

     11.14.  Consent to Jurisdiction

             Each party to this Agreement: (v) agrees to commence any action, suit or proceeding relating hereto either in a federal court located in the State of Delaware or in a Delaware state court; (w) irrevocably submits and consents to personal jurisdiction in any such suit; (x) agrees that any service of process, summons, notice or document delivered by U.S. registered mail to such party's respective address set forth in Section 11.8 above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which such party has submitted to jurisdiction in this
Section 11.14; (y) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any Delaware state court or (ii) any federal court located in the State of Delaware; and (z) irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY TO THIS AGREEMENT IRREVOCABLY

WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.


     11.15.  Litigation Costs

             If any litigation with respect to the obligations of the parties under this Agreement results in a final nonappealable order of a court of competent jurisdiction that results in a final disposition of such litigation, the prevailing party, as determined by the court ordering such disposition, shall be entitled to reasonable attorneys' fees as shall be determined by such court. Contingent or other percentage compensation arrangements shall not be considered reasonable attorneys' fees.



                           [signature pages follow]

          IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.

                              FRONTLINE CAPITAL GROUP

                              By:    /s/ Jason Barnett
                                     -----------------
                              Name:  Jason Barnett
                              Title: Executive Vice President
                              Number of Shares of Common Stock
                                     Owned of Record:___________________



                              HQ GLOBAL HOLDINGS, INC.

                              By:    /s/ Jill B. Louis
                                     -----------------
                              Name:  Jill B. Louis
                              Title: Vice President, Secretary, General
                                     Counsel



                              HOLDERS
                              -------

                              CARRAMERICA REALTY CORPORATION

                              By:    /s/ Karen B. Dorigan
                                     --------------------
                              Name:  Karen B. Dorigan
                              Title: Managing Director
                              Number of Shares of Common Stock
                                     Owned of Record:___________________